Media Contact: Marissa Travaline
(609) 561-9000 ext. 4227
mtravaline@sjindustries.com

Investor Contact: Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Raises Dividend for 21st Consecutive Year

FOLSOM, NJ, November 26, 2019 – SJI (NYSE: SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.28750 per share to $0.29500 per share. The new annualized dividend of $1.18 represents an increase of 2.61 percent per share over the previous level.

With this announcement, SJI has increased its dividend for 21 consecutive years.

Factors the board of directors consider when setting the dividend include future earnings expectations, payout ratio and dividend yield relative to those at peer companies, as well as returns available on other income-oriented investments.

The dividend is payable December 27, 2019 to shareholders of record at the close of business December 10, 2019. This is SJI’s 68th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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